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                                                                    Exhibit 24.2



                       Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated November 21, 1996, on the statements of income, stockholder's equity and cash flow of Progressive Software, Inc. for the year ended December 31, 1995, included on page 6 of this Form 8-K/A, into the Registration Statement on Form S-8 of the Tridex Corporation 1997 Long Term Incentive Plan (file number 333-52559), Registration Statement on Form S-8 of the Tridex Corporation Non-Employee Directors' Stock Plan (file number 333-52555) and Registration Statement on Form S-8 of the 1998 Tridex Corporation Non-Executive Long Term Incentive Plan (file number 333-52557).


                                                        /s/ Arthur Andersen, LLP


Charlotte, North Carolina
June 30, 1998




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